AMENDED SCHEDULE A

DATED AUGUST 16, 2022

TO THE ADVISORS' INNER CIRCLE FUND

ETF DISTRIBUTION PLAN

DATED AUGUST 17, 2021

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, if applicable, shall not exceed the amounts listed below:

Fund	Fee
Cambiar Aggressive Value ETF	0.25%